Artisan Partners Asset Management Inc. Reports April 2025 Assets Under Management
Milwaukee, WI - May 09, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of April 30, 2025 totaled $164.4 billion. Artisan Funds and Artisan Global Funds accounted for $80.2 billion of total firm AUM, while separate accounts and other AUM1 accounted for $84.2 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of April 30, 2025 - ($ Millions)
Growth Team
Global Opportunities	$18,847
Global Discovery	1,747
U.S. Mid-Cap Growth	10,196
U.S. Small-Cap Growth	2,688
Franchise	735
Global Equity Team
Global Equity	347
Non-U.S. Growth	13,559
China Post-Venture[3]	113
U.S. Value Team
Value Equity	4,784
U.S. Mid-Cap Value	2,454
Value Income	16
International Value Group
International Value	47,949
International Explorer	693
Global Special Situations	11
Global Value Team
Global Value	30,526
Select Equity	316
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,670
Credit Team
High Income	11,884
Credit Opportunities	306
Floating Rate	83
Developing World Team
Developing World	4,367
Antero Peak Group
Antero Peak	1,927
Antero Peak Hedge	231
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,464
EMsights Capital Group
Global Unconstrained	894
Emerging Markets Debt Opportunities	1,036
Emerging Markets Local Opportunities	1,591

Total Firm Assets Under Management ("AUM")	$164,434
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $113.3 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).
3 The China Post-Venture strategy is currently in the process of being wound down.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.